Exhibit 99.1

1200 RIVERPLACE BOULEVARD • JACKSONVILLE, FL 32207-1809 • (904) 346-1500

August 9, 2007	For more information:
Susan Datz Edelman
FOR IMMEDIATE RELEASE	Director, Stockholder Relations
(904) 346-1506
sedelman@steinmart.com

STEIN MART, INC. REPORTS JULY, SECOND QUARTER AND YTD 2007 SALES

JACKSONVILLE, FL – Stein Mart, Inc. (Nasdaq: SMRT) today reported total sales and comparable store sales for the fiscal period(s) ended August 4, 2007.

As a reminder, the 53rd week in fiscal 2006 created a timing shift in the 4-5-4 calendar for fiscal 2007, creating a one-week difference between Stein Mart’s fiscal reporting periods and comparable store sales reporting periods. The table below shows total sales for each period ending August 4, 2007 as compared to the respective period ending July 29, 2006, while comparable store sales measures each period ending August 4, 2007 against the respective period ending August 5, 2006.

	Total Sales (in millions)		Percent Change
	2007	2006	Total Sales	Comparable Store Sales
July (4 weeks)	$84.5	$82.8	2.0%	(3.4)%
Second Quarter (13 weeks)	$330.7	$336.3	(1.7)%	(1.2)%
Year to date (26 weeks)	$706.9	$701.1	0.8%	(1.6)%

During July, comparable stores sales were positive in ladies’ career, ladies’ accessories, social occasion/dresses, special sizes and intimate apparel. Geographically, sales were positive in the Mid-Atlantic States and portions of the Midwest. Sales in Florida and along the Gulf Coast continue to be below Company trend.

On August 4, 2007, there were 270 Stein Mart locations, compared to 261 stores last year.

“July sales fell short of our projections and more markdowns were required to achieve our targeted inventory levels. We ended the second quarter with less inventory in an average store than last year, and on track to reach the desired level of inventory freshness as we enter the fall season,” commented Michael D. Fisher, president and chief executive officer of Stein Mart, Inc. “We recognize the continued weakness in the consumer environment and we are working aggressively to make sure we are properly positioned to take advantage of opportunities going forward.”

Guidance update

Due to the sales shortfall in the period and increased markdowns needed to clear seasonal inventory, management now expects to earn $0.05 per diluted share for the second quarter of 2007.

Second quarter news release

Full financial results of the second quarter ending August 4, 2007 will be released prior to the opening of the U.S. financial markets on Thursday, August 23, 2007. Management will also hold a conference call at 10:00 a.m. ET that morning to discuss those results and the current outlook on business. The call may be heard on the investor relations portion of the Company’s website at http://ir.steinmart.com. A replay of the presentation will be available on the website until the end of the month.

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Stein Mart, Inc.

About Stein Mart

Stein Mart stores offer the fashion merchandise, service and presentation of a better department or specialty store, at prices competitive with off-price retail chains. Currently with locations from California to New York, Stein Mart’s focused assortment of merchandise features moderate to better fashion apparel for women and men, as well as accessories, gifts, linens and shoes.

SAFE HARBOR STATEMENT>>>>>>>Except for historical information contained herein, the statements in this release may be forward-looking, and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company does not assume any obligation to update or revise any forward-looking statements even if experience or future changes make it clear that projected results expressed or implied will not be realized. Forward-looking statements involve known and unknown risks and uncertainties that may cause Stein Mart’s actual results in future periods to differ materially from forecasted or expected results. Those risks include, without limitation:

•	the effectiveness of our advertising, marketing and promotional strategies

•	changes in consumer spending due to current events and/or general economic conditions

•	on-going competition from other retailers

•	unanticipated weather conditions and unseasonable weather

•	changing preferences in apparel

•	adequate sources of merchandise at acceptable prices

•	availability of suitable new store sites at acceptable lease terms

•	the Company’s ability to attract and retail qualified employees to support planned growth

•	ability to successfully implement strategies to exit or improve under-performing stores

•	disruption of the Company’s distribution system

and the other risks and uncertainties described in the Company’s filings with the Securities and Exchange Commission.

SMRT-S

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Additional information about Stein Mart, Inc. can be found at www.steinmart.com